Skillz Appoints Gaming Industry Executive Alvin Lobo as Chief Financial Officer Lobo Brings Decades of Financial Experience in Esports and Gaming to Skillz SAN FRANCISCO, CALIFORNIA – February 27, 2023 – Skillz (NYSE: SKLZ), the leading mobile games platform bringing fair competition to players worldwide, today announced the appointment of Alvin Lobo to the role of Chief Financial Officer. “Alvin is a proven leader who will be dedicated to bringing financial excellence to Skillz. I couldn’t be more excited about him joining our leadership team,” said Andrew Paradise, CEO and founder of Skillz. “Skillz is already building a model that the rest of the mobile gaming industry will eventually be adopting,” said Lobo. “The vision Skillz is executing sets us apart as a leader and I'm thrilled to step into the Chief Financial Officer role to help unlock the company’s full business potential.” As Chief Financial Officer, Lobo joins the Skillz C-Suite and will report directly to Paradise. He will lead the company’s finance functions, including accounting, FP&A, and investor relations. Jason Roswig, who joined Skillz in August 2022 as President and Chief Financial Officer, will now serve as President. Formerly Chief Financial Officer at Score Media and Gaming, Lobo oversaw all financial and accounting operations within the organization, leading major growth and funding initiatives, including the company’s U.S. IPO and eventual sale to Penn Entertainment. Prior to that, Lobo spent several years in the gaming industry, serving as Vice President of Corporate Finance for Boyd Gaming Corporation and as Director of Corporate Finance and Investor Relations for Wynn Resorts. Earlier experience includes Investment Banking roles at Barclays Capital, Lehman Brothers, and Bank of America. About Skillz Inc. Skillz is the leading mobile games platform dedicated to bringing out the best in everyone through competition. The Skillz platform helps developers create multi-million dollar franchises by enabling social competition in their games. Leveraging its patented technology, Skillz hosts billions of casual esports tournaments for millions of mobile players worldwide, with the goal of building the home of competition for all. Skillz has earned recognition as one of Fast Company’s Best Workplaces for Innovators, CNBC’s Disruptor 50, Forbes’ Next Billion-Dollar Startups, Fast Company’s Most Innovative Companies, and the number-one fastest-growing company in America on the Inc. 5000. www.skillz.com #### Media Contact press@skillz.com

Source: Skillz Inc.